Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigator Holdings Ltd.:

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Navigator Holdings Ltd. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 201 3, incorporated herein by reference.

KPMG LLP

London, United Kingdom

July 9, 2014